Exhibit 23.4



           Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the captions "Selected Historical Financial Information--Strawbridge & Clothier" and "Experts" in the Proxy Statement/Prospectus of Strawbridge & Clothier and The May Department Stores Company ("May") for the registration of 4,781,760 shares of May common stock and to the incorporation by reference therein of our report dated March 22, 1996 (except for Note 9, as to which the date is April 4, 1996), with respect to the consolidated financial statements of Strawbridge & Clothier incorporated by reference in its Annual Report (Form 10-K) for the year ended February 3, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                             /s/ Ernst & Young LLP
                                                 Ernst & Young LLP



Philadelphia, Pennsylvania
June 7, 1996